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                                  EXHIBIT 3.11

                            CERTIFICATE OF CORRECTION
                                       TO
                          CERTIFICATE OF DESIGNATIONS,
                            PREFERENCES AND RIGHTS OF
                     SERIES B CONVERTIBLE PREFERRED STOCK OF
                            INTERACTIVE TELESIS INC.

        The undersigned officer of Interactive Telesis Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Correction of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, originally filed with the office of the Secretary of State of the State of Delaware on March 30, 2001, (the "SERIES B CERTIFICATE OF DESIGNATIONS"), and does hereby state and certify that:

1. The Second Resolution under part I of the Series B Certificate of Designations incorrectly states that the certain Series B preferred stock and Warrant Purchase Agreement has a reference date of March 28, 2001.
2. The Second Resolution under Part I of the Series B Certificate of Designations correctly states as follows:

               RESOLVED, that the Corporation hereby fixes the designations and preferences and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions of the preferred stock consisting of 200,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share, to be issued in two subseries beginning with SubSeries B-1 for shares purchased (or dividends received) directly under a Series B Preferred Stock and Warrants Purchase Agreement between the Corporation and the investors signatory thereto (a "Purchase Agreement") and SubSeries B-2 for any shares issued upon exercise of warrants issued under such a Purchase Agreement (collectively, the "Series B Preferred Stock").

        IN WITNESS WHEREOF, William R. Adams, Secretary of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Correction as of this 8th day of May 2001.

                                             INTERACTIVE TELESIS INC.

                                             By:
                                                    -------
                                                    William R. Adams, Secretary